DCAP Second Quarter Operating Income up 80% on Revenue Increase of 106%
                      Ninth Consecutive Profitable Quarter
              Reverse Split Approved to Proceed with NASDAQ Listing

Hewlett, NY--August 13, 2004 - DCAP Group, Inc. (OTC BB: DCAP.OB), the largest chain of independent storefront insurance agencies in the Northeast, today reported its results for the second quarter of fiscal 2004.

Results of Operations
Company highlights for the second quarter include:
o Revenue of $3.9 million versus $1.9 million in the second quarter of 2003, an increase of 106%.
o Operating income of $595,000 versus $330,000 in the second quarter of 2003, an increase of 80%.
o EBITDA of $703,000 versus $368,000 in the second quarter of 2003, an increase of 91%.

"I am very pleased to report an increase in each of our important metrics," said Barry B. Goldstein, Chairman and Chief Executive Officer. "Our revenue increases continue to translate into substantive bottom line gains. Our startup finance operations in Pennsylvania and New Jersey are gaining acceptance in the marketplace, with continued growth expected for the foreseeable future. While we continue to experience organic gains in both our Insurance and Premium Finance segments, we are actively seeking expansion opportunities to accelerate our growth", said Goldstein.

"We are reiterating our guidance of $2.4 - $2.7 million of operating earnings for 2004,"said Goldstein.

Reverse Split
DCAP also announced that it is effecting a one-for-five reverse split of its common shares. The reverse split will take effect as of the close of business on August 25, 2004. The Company has filed an application to have its common stock listed on NASDAQ. A minimum stock price of $4.00 per share is a prerequisite for NASDAQ SmallCap listing.

About DCAP Group
DCAP Group, Inc. is the largest chain of independent storefront insurance agencies in the Northeast. DCAP is focused on building the business into a community-based, vertically integrated one-stop financial services center. The Company offers several services to its retail customers at the most competitive rates with a complete portfolio of insurance and related products and services, including premium financing. DCAP currently provides car, motorcycle, homeowner, business and life insurance products from a number of major carriers. The Company also offers tax return preparation services. The Company's storefront agencies are located throughout the New York City metropolitan area and upstate New York as well as in New Jersey and Pennsylvania. More information is available at the Company's website at www.dcapgroup.com.

Forward Looking Statements: Statements in this press release, other than purely historical information, including those contained in the comments above by Barry
B.  Goldstein  and  the  comments  regarding  the  Company's  future  plans  and objectives and expected operating results, and statements of the assumptions underlying such statements, constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained herein are based on certain assumptions that may not be correct. They are subject to all of the risks and uncertainties incident to the Company's business that are described in the reports and statements filed by the Company with the Securities and Exchange Commission, including (among others) those listed in the Company's Form 10-KSB.

                                      # # #

Contact:
Barry B. Goldstein
(516) 374-7600


Press Contact:
Julie Gross Gelfand
HLD/Blankman Public Relations
(516) 536-6811
jgelfand@hldblankman.com